UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

 July 14, 2014

Regal One Corporation

(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	814-00710 (Commission File Number)	95-4158065 (IRS Employer Identification No.)
P.O. Box 25610 Scottsdale, Arizona (Address of principal executive offices)	85255 (Zip Code)

Registrant’s telephone number, including area code:

(310) 312-6888

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.

On July 14, 2014, Regal One Corporation (the “Company”) and Princeton Capital Corporation, a wholly-owned subsidiary of the company (“Princeton” and together with the Company, the “Buyer”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Capital Point Partners, LP and Capital Point Partners II, LP (collectively, the “Partnerships”), pursuant to which the Partnerships have agreed to sell certain equity and debt investments of the Partnerships (the “Portfolio”).  Under the terms of the Asset Purchase Agreement, the Buyer will issue shares of common stock at a price equal to $0.530 per share (the “Purchase Price”) to pay for the Portfolio.  The closing of the transaction is subject to satisfaction of various customary conditions, including the expiration or termination of all applicable governmental waiting periods, the approval by the Company’s shareholders of (i) a 1-for-2 reverse stock split of the Company’s common stock, (ii) the issuance of shares of common stock for the Purchase Price, (iii) the Company’s reincorporation from Florida to Maryland, and (iv) the entry into an external investment advisor agreement with Princeton Investment Advisors, LLC.

On July 15, 2014, the Company and Princeton entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, (i) the Company will, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, merge with and into Princeton (the “Reincorporation Merger”), the separate corporate existence of the Company shall cease and Princeton shall be the successor or surviving corporation of the merger.  Upon the consummation of the Reincorporation Merger, the Company will become a Maryland corporation, each share of the Company’s common stock will be converted into one share of Princeton’s common stock and each share of the Company’s preferred stock will be converted into approximately 31.85 shares of Princeton’s common stock.  The Reincorporation Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Following the Reincorporation Merger, Princeton will, subject to the satisfaction or waiver of the conditions set forth in the Asset Purchase Agreement, consummate the transactions contemplated by the Asset Purchase Agreement.

The Asset Purchase Agreement includes covenants of the parties customary for transactions similar to those contemplated by the Asset Purchase Agreement, including, among others, that the Company shall conduct and operate its business in the ordinary course consistent with past practice until the closing of the transaction and not engage in certain kinds of activities or transactions during this period.

The Asset Purchase Agreement also contains representations, warranties and indemnification obligations of the parties customary for transactions similar to those contemplated by the Asset Purchase Agreement as well as provisions regarding confidentiality, non-competition and non-solicitation.

The Asset Purchase Agreement also includes customary termination provisions including that, subject to the terms of the Asset Purchase Agreement, either party may terminate the Asset Purchase Agreement if the transaction has not been consummated by October 6, 2014, or if any governmental authority issues any order, injunction or judgment that restrains, enjoins or otherwise prohibits or makes the transaction illegal. Additionally, either party may terminate the Asset Purchase Agreement if the other party has materially violated or breached any representation, warranty, covenant, obligation or agreement which would reasonably be expected to cause any of the conditions to closing to not be satisfied prior to October 6, 2014.

No assurances can be given that the transactions contemplated by the Asset Purchase Agreement and Merger Agreement will be consummated or, if such transactions are consummated, as to the final terms thereof. The foregoing descriptions of the Asset Purchase Agreement and Merger Agreement do not purport to be complete and are qualified in its entirety by reference to the Asset Purchase Agreement and Merger Agreement, which are included as Exhibits 2.1 and 2.2, respectively, to this Current Report on Form 8-K (the “Report”) and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are hereby filed as part of this Report:

Exhibit No.	Description
2.1	Asset Purchase Agreement by and among Regal One Corporation, Princeton Capital Corporation, Capital Point Partners, LP, and Capital Point Partners II, L.P., dated as of July 14, 2014.
2.2	Agreement and Plan of Merger between Regal One Corporation and Princeton Capital Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Regal One Corporation

Dated: July 16, 2014

By:

/s/ Charles J. Newman

Name: Charles J. Newman

Title: Chief Executive Officer, Chief Financial Officer, Secretary, and Director

(Principal Executive Officer)

Exhibit Index

Exhibit No.	Description
2.1	Asset Purchase Agreement by and among Regal One Corporation, Princeton Capital Corporation, Capital Point Partners, LP, and Capital Point Partners II, LP, dated as of July 14, 2014.
2.2	Agreement and Plan of Merger between Regal One Corporation and Princeton Capital Corporation